EXHIBIT 99.1

News Release
www.epelectric.com

May 28, 2015

El Paso Electric Announces an Increase in the Quarterly Dividend
El Paso, Texas -The Board of Directors of El Paso Electric (NYSE:EE) has declared a regular quarterly cash dividend on its common stock of $0.295 per share. The dividend was declared on May 28, 2015 and is payable on June 30, 2015, to shareholders of record on June 16, 2015. At the new rate, the indicated annualized cash dividend would be $1.18 per share for the following year, up from $1.12 per share paid in the last four quarters.

El Paso Electric is a regional electric utility providing generation, transmission and distribution service to approximately 400,000 retail and wholesale customers in a 10,000 square mile area of the Rio Grande valley in west Texas and southern New Mexico. El Paso Electric has a net dependable generating capability of 2,010 MW.

Safe Harbor
This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (ii) recovery of capital investments and operating costs through rates in Texas and New Mexico; (iii) uncertainties and instability in the general economy and the resulting impact on EE's sales and profitability; (iv) changes in customers’ demand for electricity as a result of energy efficiency initiatives and emerging competing services and technologies; (v) unanticipated increased costs associated with scheduled and unscheduled outages of generating plant; (vi) the size of our construction program and our ability to complete construction on budget; (vii) potential delays in our construction schedule due to legal challenges or other reasons; (viii) costs at Palo Verde; (ix) deregulation and competition in the electric utility industry; (x) possible increased costs of compliance with environmental or other laws, regulations and policies; (xi) possible income tax and interest payments as a result of audit adjustments proposed by the IRS or state taxing authorities; (xii) uncertainties and instability in the financial markets and the resulting impact on EE's ability to access the capital and credit markets; (xiii) possible physical or cyber-attacks, intrusions or other catastrophic events; and (xiv) other factors detailed by EE in its public filings with the Securities and Exchange Commission. EE's filings are available from the Securities and Exchange Commission or may be obtained through EE's website, http://www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. EE does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of EE except as required by law.

Public Relations Eddie Gutierrez | 915.543.5763 eduardo.gutierrez@epelectric.com	Investor Relations Lisa Budtke | 915.543.5947 lisa.budtke@epelectric.com Richard Gonzalez | 915.543.2236 richard.gonzalez@epelectric.com